Exhibit 99.1

New York | Lauren Gioia | Jennifer Park | Lauren.Gioia@Sothebys.com | Jennifer.Park@Sothebys.com | +1 212 606 7176

SOTHEBY’S REPORTS FOURTH QUARTER AND FULL YEAR 2016 FINANCIAL RESULTS

NEW YORK, 27 February 2017 - Sotheby’s (NYSE: BID) today reported its financial results for the fourth quarter and full year ended 31 December 2016.

“Our fourth quarter 2016 results came in better than expected largely due to a number of strong fourth quarter sales,” said Tad Smith, Sotheby’s CEO. “These results reflect growing confidence in the market as collectors responded enthusiastically to the great collections and works we secured for sale. Even more importantly, the quarter demonstrated that when the market stabilizes, let alone when it returns to its secular growth trajectory, our company is poised to capitalize on the upturn and do very well for our shareholders.”

For the year ended 31 December 2016, Sotheby’s reported net income of $74.1 million, or $1.27 per diluted share, a 69% increase from $43.7 million, or $0.63 per diluted share in the prior year, largely due to a $65.7 million non-cash income tax charge in 2015 related to the planned repatriation of foreign earnings. Excluding this and other charges, 2016 Adjusted Net Income* is $99.6 million and Adjusted Diluted Earnings Per Share* is $1.71, as compared to $143.1 million and $2.07 per share in 2015.

The comparison between 2015 and 2016 results is significantly influenced by a number of factors:

First, Consolidated Sales** decreased 27% to $4.9 billion in 2016, primarily attributable to a softening art market in the first half of 2016 as well as $433 million in Aggregate Auction Sales relating to the Taubman Collection that was largely sold in the fourth quarter of 2015.

Exhibit 99.1

Partially offsetting these factors is an improvement in Auction Commission Margin to 17.1% in 2016 from 14.3% in 2015 and a lower level of variable compensation expense. The Company also benefitted from a lower effective tax rate and a significantly lower number of shares outstanding due to share repurchases made throughout 2016.

For the fourth quarter of 2016, net income is $65.5 million, or $1.20 per diluted share, as compared to a net loss of ($11.2) million and diluted loss per share of ($0.17) in the prior period. These improvements are primarily due to the aforementioned non-cash income tax and voluntary separation incentive program charges. When compared the prior year, fourth quarter 2016 Adjusted Net Income* decreased 8% to $73.8 million, but Adjusted Diluted Earnings Per Share* increased 13% to $1.35, reflecting the reduced share count resulting from our share repurchase program.

Non-GAAP Financial Measures
*Adjusted Net Income and Adjusted Diluted Earnings Per Share are non-GAAP financial measures. See Appendix B for a description of these non-GAAP financial measures and reconciliations to the most comparable GAAP amounts.
**Consolidated Sales represents the sum of Aggregate Auction Sales (the total hammer (sale) price of property sold at auction plus buyer's premium), Private Sales, and Inventory Sales. For the purposes of this calculation, when applicable, amounts that are associated with the sale of Sotheby's inventory at auction and included in Aggregate Auction Sales are eliminated.

Forward-Looking Statements
This release contains certain “forward-looking statements” (as such term is defined in Section 21E of the Securities and Exchange Act of 1934, as amended) relating to future events and the financial performance of Sotheby’s. Such statements are only predictions and involve risks and uncertainties, resulting in the possibility that the actual events or performances will differ materially from such predictions. Major factors, which Sotheby’s believes could cause the actual results to differ materially from the predicted results in the “forward-looking statements” include, but are not limited to, the overall strength of the global economy and financial markets, political conditions in various countries, competition with other auction houses and art dealers, the amount and quality of property available for consignment and the marketability at auction of such property. Please refer to our most recently filed Form 10-K for a complete list of Risk Factors.

Investor Relations Information
All Sotheby’s Press Releases and SEC filings are available on our web site at www.sothebys.com. An outline of the conference call as well, as an accompanying presentation detailing our rolling six month results, can be found here: http://investor.shareholder.com/bid/events.cfm.
Sotheby’s will host a conference call at 9:00 AM EST on 27 February 2017, to discuss its fourth quarter and full year 2016 financial results. Please dial 888-371-8897 and for callers outside the United States, Puerto Rico and Canada, please dial 1-970-315-0479, approximately 15 minutes before the scheduled start of the call. The call reservation number is 49881690. The conference call will also be accessible via webcast on the Investor Relations section of the Sotheby’s web site at http://investor.shareholder.com/bid/events.cfm.

Exhibit 99.1

About Sotheby’s
Sotheby’s has been uniting collectors with world-class works of art since 1744. Sotheby’s became the first international auction house when it expanded from London to New York (1955), the first to conduct sales in Hong Kong (1973), India (1992) and France (2001), and the first international fine art auction house in China (2012). Today, Sotheby’s presents auctions in 10 different salesrooms, including New York, London, Hong Kong and Paris, and Sotheby’s BidNow program allows visitors to view all auctions live online and place bids from anywhere in the world. Sotheby’s offers collectors the resources of Sotheby’s Financial Services, the world’s only full-service art financing company, as well as the collection advisory services of its subsidiary, Art Agency, Partners. Sotheby’s presents private sale opportunities in more than 70 categories, including S|2, the gallery arm of Sotheby's Global Fine Art Division, and two retail businesses, Sotheby’s Diamonds and Sotheby’s Wine. Sotheby’s has a global network of 80 offices in 40 countries and is the oldest company listed on the New York Stock Exchange (BID).

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Appendix A

SOTHEBY’S
CONSOLIDATED INCOME STATEMENTS
(Thousands of dollars, except per share data)

	UNAUDITED		AUDITED
	Three Months Ended		Year Ended
	December 31, 2016	December 31, 2015	December 31, 2016	December 31, 2015

Revenues:
Agency commissions and fees	$265,719	$284,439	$671,833	$791,920
Inventory sales	26,429	35,485	62,863	108,699
Finance	12,073	12,899	52,716	50,489
Other	4,468	2,998	17,965	10,386
Total revenues	308,689	335,821	805,377	961,494
Expenses:
Agency direct costs	27,400	39,194	73,324	91,919
Cost of inventory sales	34,047	38,710	81,782	111,090
Cost of finance revenues	4,758	4,236	17,738	15,780
Marketing	6,175	6,757	19,695	19,332
Salaries and related	93,790	74,816	307,659	302,825
General and administrative	45,416	41,564	161,356	159,148
Depreciation and amortization	5,603	5,037	21,817	19,481
Voluntary separation incentive programs (net)	104	36,938	(610)	36,938
CEO separation and transition costs	—	—	—	4,232
Restructuring charges (net)	—	3	—	(972)
Total expenses	217,293	247,255	682,761	759,773
Operating income	91,396	88,566	122,616	201,721
Interest income	328	538	1,294	1,776
Interest expense	(7,577)	(7,572)	(30,310)	(32,745)
Other income (expense)	2,080	2,377	3,134	(1,453)
Income before taxes	86,227	83,909	96,734	169,299
Income tax expense	22,163	94,510	25,957	131,145
Equity in earnings (losses) of investees	1,455	(626)	3,262	5,327
Net income (loss)	65,519	(11,227)	74,039	43,481
Less: Net income (loss) attributable to noncontrolling interest	17	(74)	(73)	(246)
Net income (loss) attributable to Sotheby's	$65,502	$(11,153)	$74,112	$43,727
Basic earnings (loss) per share - Sotheby’s common shareholders	$1.22	$(0.17)	$1.28	$0.64
Diluted earnings (loss) per share - Sotheby's common shareholders	$1.20	$(0.17)	$1.27	$0.63
Cash dividends declared per common share	$—	$0.10	$—	$0.40

Appendix B

NON-GAAP FINANCIAL MEASURES
GAAP refers to generally accepted accounting principles in the United States of America. Included in this earnings release are financial measures presented in accordance with GAAP and also on a non-GAAP basis. The non-GAAP financial measures presented in this earnings release are:

(i)	Adjusted Net Income
(ii)	Adjusted Diluted Earnings Per Share
Management cautions users of Sotheby's financial statements that amounts presented in accordance with its definitions of these non-GAAP financial measures as provided below may not be comparable to similar measures disclosed by other companies because not all companies and analysts calculate such measures in the same manner. Sotheby's defines the non-GAAP financial measures presented in this earnings release as follows:

(i)
Adjusted Net Income is defined as net income (loss) attributable to Sotheby's, excluding the after-tax impact of earn-out compensation expense related to the acquisition of AAP, charges related to certain contractual severance agreements (net, recorded within salaries and related costs), leadership transition severance costs (recorded within salaries and related costs), charges related to Sotheby's voluntary separation incentive programs (net), CEO separation and transition costs, restructuring charges (net), and income tax charges associated with the repatriation of pre-2014 foreign earnings.

(ii)
Adjusted Diluted Earnings Per Share is defined as diluted earnings per share excluding the after-tax per share impact of earn-out compensation expense related to the acquisition of AAP, charges related to certain contractual severance agreements (net, recorded within salaries and related costs), leadership transition severance costs (recorded within salaries and related costs), charges related to Sotheby's voluntary separation incentive programs (net), CEO separation and transition costs, restructuring charges (net), and income tax charges associated with the repatriation of pre-2014 foreign earnings.

Adjusted Net Income and Adjusted Diluted Earnings Per Share are important supplemental measures used by the Board of Directors and management in their financial and operational decision making processes, for internal reporting, and as part of Sotheby's forecasting and budgeting processes, as they provide helpful measures of Sotheby's core operations. These measures allow the Board of Directors and management to view operating trends, perform analytical comparisons, and benchmark performance between periods. Management also believes that these measures may be used by securities analysts, investors, financial institutions, and other interested parties in their evaluation of Sotheby's.
A reconciliation of net income (loss) attributable to Sotheby's to Adjusted Net Income is presented in the following table (in thousands of dollars):

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
Net income (loss) attributable to Sotheby's	$65,502	$(11,153)	$74,112	$43,727
Add: Acquisition earn-out compensation expense, net of tax of ($5,213), $0, ($13,615), and $0	8,187	—	21,385	—
Add: Contractual severance agreement charges (net), net of tax of $0, $0, ($2,852), and $0	—	—	4,502	—
Add: Leadership transition severance costs, net of tax of $0, ($1,424), $0, and ($5,167)	—	2,326	—	8,084
Add: Voluntary separation incentive programs charges (net), net of tax of ($37), ($13,298), $227, and ($13,298)	67	23,640	(383)	23,640
Add: CEO separation and transition costs, net of tax of $0, $17, $0, and ($1,651)	—	17	—	2,581
Add: Restructuring charges (net), net of tax of $0, $25, $0, and $339	—	28	—	(633)
Add: Income tax expense related to repatriation of pre-2014 foreign earnings	—	65,732	—	65,732
Adjusted Net Income	$73,756	$80,590	$99,616	$143,131
Variance versus prior period - $	$(6,834)		$(43,515)
Variance versus prior period - %	(8)%		(30%)
The income tax effect of each line item in the reconciliation of Net Loss Attributable to Sotheby's to Adjusted Net Loss is computed using the relevant jurisdictional tax rates for each item.

Appendix B

A reconciliation of diluted earnings (loss) per share to Adjusted Diluted Earnings Per Share is presented in the following table:

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
Diluted earnings (loss) per share	$1.20	$(0.17)	$1.27	$0.63
Add: Acquisition earn-out compensation expense, per share	0.15	—	0.37	—
Add: Contractual severance agreement charges (net), per share	—	—	0.08	—
Add: Leadership transition severance costs, per share	—	0.03	—	0.11
Add: Voluntary separation incentive program charges (net), per share	—	0.35	(0.01)	0.34
Add: CEO separation and transition costs, per share	—	—	—	0.04
Add: Restructuring charges (net), per share	—	—	—	(0.01)
Add: Income tax expense related to repatriation of pre-2014 foreign earnings, per share	—	0.98	—	0.96
Adjusted Diluted Earnings Per Share	$1.35	$1.19	$1.71	$2.07
Variance versus prior period - $	$0.16		$(0.36)
Variance versus prior period - %	13%		(17%)